Exhibit 99.2

Retrophin Prices Upsized $240 Million Convertible Senior Notes Offering

SAN DIEGO, Sept. 05, 2018 (GLOBE NEWSWIRE) — Retrophin, Inc. (NASDAQ: RTRX) today announced the pricing of its offering of $240 million aggregate principal amount of 2.50% convertible senior notes due 2025 (the “notes”) to be sold in an underwritten offering. The sale of the notes is expected to close on September 10, 2018, subject to customary closing conditions. The aggregate principal amount of the offering was increased from the previously announced offering size of $200 million. Retrophin also granted the underwriters of the notes an option to purchase, for settlement on or before September 28, 2018, up to an additional $36 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will be senior unsecured obligations of Retrophin and will accrue interest payable in cash semi-annually in arrears at a rate of 2.50% per annum. The notes will mature on September 15, 2025, unless earlier converted, redeemed or repurchased. Prior to the close of business on the business day immediately preceding May 15, 2025, the notes will be convertible at the option of the holders only upon the satisfaction of certain conditions. Thereafter, the notes will be convertible at the option of the holders at any time until the close of business on the scheduled trading day immediately before the maturity date. Upon conversion, Retrophin will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The initial conversion rate will be 25.7739 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $38.80 per share), subject to adjustment upon the occurrence of specified events.

Retrophin may not redeem the notes prior to September 15, 2022. Retrophin has the right, at its election, to redeem all, or any portion, of the notes, at any time and from time to time, on a redemption date occurring on or after September 15, 2022 and, in the case of any partial redemption, on or before the 40th scheduled trading day before the maturity date, for cash, but only if the last reported sale price per share of Retrophin’s common stock exceeds 130% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before Retrophin sends the related redemption notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Retrophin estimates that the net proceeds from the offering will be approximately $232.4 million (or approximately $267.3 million if the underwriters exercise in full their option to purchase additional notes, solely to cover over-allotments), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by Retrophin.

Retrophin intends to use a portion of the net proceeds from the offering to repurchase approximately $23 millionaggregate principal amount of its outstanding 4.50% senior convertible notes due 2019 for cash, including accrued and unpaid interest, of approximately $40 million. Retrophin intends to use the remaining net proceeds from the offering for general corporate purposes, which may include clinical trial and other research and development expenses, commercialization expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement Retrophin’s business, including, without limitation, Retrophin’s potential exercise of its option to acquire Censa Pharmaceuticals.

Jefferies and Barclays are acting as joint book-running managers for the offering. Leerink Partners and Nomura are acting as co-managers for the offering.

The offering of the notes has been registered under the Securities Act of 1933, as amended. For additional information relating to the offering, Retrophin refers you to its Registration Statement on Form S-3, which Retrophin filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2018 and which became immediately effective on the same date. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by calling 877-547-6340 or by e-mailing Prospectus_Department@Jefferies.com; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847, or by emailing barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Retrophin

Retrophin is a biopharmaceutical company specializing in identifying, developing and delivering life-changing therapies to people living with rare diseases. The Company’s approach centers on its pipeline featuring late-stage assets targeting rare diseases with significant unmet medical needs, including fosmetpantotenate for pantothenate kinase-associated neurodegeneration (PKAN), a life-threatening neurological disorder that typically begins in early childhood, and sparsentan for focal segmental glomerulosclerosis (FSGS) and IgA nephropathy (IgAN), disorders characterized by progressive scarring of the kidney often leading to end-stage renal disease. Research in additional rare diseases is also underway, including a joint development arrangement evaluating the potential of CNSA-001 in phenylketonuria (PKU), a rare genetic metabolic condition that can lead to neurological and behavioral impairment. Retrophin’s R&D efforts are supported by revenues from the Company’s commercial products Chenodal®, Cholbam® and Thiola®.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Retrophin’s expectations regarding the completion of its proposed offering, the expected net proceeds therefrom and Retrophin’s intention to repurchase a portion of its outstanding 4.50% senior convertible notes due 2019. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the offering, and risks related to the application of the net proceeds, if any, from the offering, as well as risks and uncertainties associated with Retrophin’s business and finances in general, and the other risks described in Retrophin’s quarterly report on Form 10-Q for the quarter ended June 30, 2018. Retrophin undertakes no obligation to update the statements contained in this press release after the date hereof.

Contact:

Chris Cline, CFA

Vice President, Investor Relations & Corporate Communications

760-260-8600

IR@retrophin.com